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                                                                     EXHIBIT 3.1

                           ARTICLES OF INCORPORATION

                                       OF

                        INTERNATIONAL AIRCRAFT INVESTORS




                                       I

                 The name of this corporation is International Aircraft
Investors.


                                       II

                 The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                      III

                 The name and address in the Sate of California of this corporation's initial agent for service of process is: Stuart Warren, Esq., 1901 Avenue of the Stars, Suite 800, Los Angeles, California 90067.


                                       IV

                 This corporation is authorized to issue two classes of shares, designated respectively "Common Stock" and "Preferred Stock." 7,000,000 shares of Common Stock may be issued. 5,000,000 shares of Preferred Stock may be issued.

                 The board of directors may divide the Preferred Stock into any number of series. The board shall fix the designation and number of shares of each such series. The board may determine and alter the rights, preferences, privileges, and restrictions granted to and imposed upon any wholly unissued series of the Preferred Stock. The board of directors (within the limits and restrictions of any resolution adopted by it, originally fixing the number of shares of any series) may increase or decrease the number of shares of any such series after the issue of shares of that series, but not below the number of then outstanding shares of such series.
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                                       V

                 The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.


Dated:  August 24, 1988




                                                 /s/  SHERYL KAVANAGH
                                                 -----------------------------
                                                 Sheryl Kavanagh
                                                 Incorporator





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